                                                                    EXHIBIT 10.I


                   TERMINATION AGREEMENT AND GENERAL RELEASE

     THIS TERMINATION AGREEMENT AND GENERAL RELEASE (the "RELEASE") is made and entered into as of this 31st day of August, 2001 (the "EFFECTIVE DATE"), by and between TruServ Corporation, a Delaware corporation (the "COMPANY"), and Donald
J. Hoye ("HOYE").

                                    RECITALS

     A.   Hoye has been employed by the Company as its Chief Executive Officer.

     B. Hoye has resigned his employment with the Company and has resigned from all other positions he held with the Company.

     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

     1. Termination of Employment. Effective the close of business on July 6, 2001, Hoye and the Company agree that Hoye resigned his employment with the Company and has resigned from all other positions he held with the Company, including, effective July 3, 2001, membership on its Board of Directors (the "BOARD"), and the Company has accepted each and all such resignations. Hoye further agrees that he will not hereafter seek reinstatement, recall or re-employment with the Company.

     2. Payments. As a termination payment, Hoye shall receive the following amounts and entitlements in connection with this Release:

     (a) Salary Continuation. The Company shall pay Hoye the sum of $1,300,000, payable in substantially equal installments over a period of twenty-four (24) months (the "SEVERANCE PERIOD") in accordance with the Company's payroll policy from time to time in effect, with the first such installment to be paid to Hoye on the first payroll date on or after September 1, 2001 (or, if later, on the date this Release becomes effective as described in Paragraph 10(c)). The termination payment shall be offset by any amounts Hoye receives from July 6, 2001 through August 31, 2001, if such amounts are not attributable to accrued but unused vacation pay as provided for in Paragraph 2(c) below. Ten Thousand dollars ($10,000) of the termination payment hereunder shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended, and as described in Paragraph 3 hereof, and Hoye agrees that such consideration is in addition to anything of value to which he is already entitled. The remainder of the amounts and entitlements to be made under this Paragraph 2 shall be in consideration of the release of all other claims described below in Paragraph 3, the Protective Agreement described in Paragraph 7, and the obligations described in Paragraph 13.

     (b) Bonus. Hoye shall be eligible to receive a pro-rata portion of the regular Management Incentive Plan bonus for 2001, should such payments be made to other officers under that specific annual incentive program under the Management Incentive Plan, based upon the actual number of completed calendar months Hoye was employed during fiscal year 2001. The amount, if any, of the pro-rata bonus to be awarded shall be determined in the sole discretion of the Board and any such pro-rata bonus shall be payable in a single lump sum at the same time such bonuses are paid by the Company to all other employees of the Company receiving bonuses for fiscal year 2001 under such plan. The foregoing notwithstanding, Hoye agrees that he is not eligible for any long-term or special performance bonuses.

     (c) Vacation/Expenses. Hoye agrees that on the date he resigned, he was entitled to a payment of $82,500 for thirty-three (33) days of accrued but unused vacation. Hoye acknowledges and agrees that from July 6, 2001 through August 31, 2001, the payments that have been made to him by the Company were intended to compensate him for such accrued vacation. The difference, if any, between the $82,500 and the amount so paid during such period shall be paid to him within thirty (30) days of the Effective Date. Hoye further acknowledges and agrees that, except as otherwise set forth in this Paragraph 2, he is not owed any amounts as reimbursement for expenses incurred during the course of his employment.

     (d) Life Insurance. As of the Effective Date or as soon as practicable thereafter, the Company shall provide Hoye with a life insurance policy and/or annuity that has a cash surrender value as of the Effective Date equal to $35,000. The Company shall further provide Hoye, as of the Effective Date or as soon as practicable thereafter, a fully paid-up whole life insurance policy (or combination of policies) on his life with total death benefits of $500,000.

     (e) Medical Benefits. Until the expiration of the Severance Period, Hoye may elect to continue to participate in the Company's group health insurance plan at the applicable "associates" contribution rate from time to time in effect, to the extent such participation is otherwise permissible under the terms of the Company's group health plan and under applicable law. If Hoye is not otherwise eligible to participate in the Company's group health plan, he may participate in the Company's alumni retiree medical plan, to extent he is eligible for participation under the terms of such plan. If Hoye is not currently eligible to participate in either of such plans, Hoye may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law. If Hoye elects health insurance coverage under any of the foregoing options, the Company agrees that it shall, during the Severance Period, pay for such coverage at the same rate the Company pays for health insurance coverage for its active employees under its group health plan (with Hoye required to pay for any employee paid portion of such coverage). Nothing herein shall be construed to extend the period of time over which any COBRA continuation coverage may be provided to Hoye and/or his dependents beyond that mandated by law. Hoye shall be required to pay the entire cost of his health care coverage following the expiration of the Severance Period, provided, however that any premiums payable by Hoye under the terms of the Company's alumni retiree medical plan shall, after the expiration of the Severance Period, be offset by a credit of $105 per month per covered person for as long as such coverage continues in effect.

     (f) Outplacement/Financial Planning. The Company shall pay for outplacement services for Hoye consistent with Company policy for similarly situated corporate officers, to be provided by an outplacement service provider selected by the Company. It is agreed that the Company's sole obligation in this respect is to pay for such outplacement services, as contracted with the provider. Any dispute between Hoye and the outplacement agency shall be deemed a dispute solely between Hoye and the outplacement agency and shall not in any way be construed as a breach of this Release. In addition, the Company shall reimburse Hoye for his financial planning expenses related to the 2001 calendar year, in an amount and in the manner consistent with the Company's policy for reimbursing such expenses. At Hoye's sole option, Hoye may elect to receive $15,000 in lieu of such outplacement services and financial planning expenses.

     (g) SERP. Hoye acknowledges and agrees that the total benefit to which he is entitled under the Company's non-qualified Supplemental Retirement Plan (the "SERP") is equal to $3,036,333.76 (the "SERP BENEFIT"). Two-thirds of the SERP Benefit shall be payable to Hoye within sixty (60) calendar days of the Effective Date and the remaining one-third of the SERP Benefit shall be payable in full no later than six (6) months after the Effective Date. The Company will pay Hoye interest from the Effective Date until the date each such SERP Benefit payment is made hereunder at the rate of eight percent (8%) per annum.

     (h) Withholding. The Company and Hoye acknowledge and agree that all payments made pursuant to this Paragraph 2 are "wages" for purposes of FICA, FUTA and income tax withholding and the Company shall therefore withhold from any payments hereunder the amounts it determines to be necessary to satisfy all tax withholding obligations.

     (i) Other. No other sums (contingent or otherwise) shall be paid to Hoye in respect of his employment by the Company, and any such sums (whether or not owed) are hereby expressly waived by Hoye. The foregoing notwithstanding, Hoye shall be entitled to receive his account balance, if any, under the Company's
Section 401(k) Plan and the Company's Retirement Plan in accordance with the terms of such Plans.

     3. General Release. As a material inducement to the Company to enter into this Release and in consideration of the payments to be made by the Company to Hoye in Paragraph 2 above, Hoye, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "RELEASED PARTIES") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. section 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim (including, but not limited to, any claims arising under that certain Employment Agreement dated September 1, 1996, as previously executed between Hoye and Servistar Coast to Coast Corporation), claim for equity or phantom equity, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. Hoye


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further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Hoye hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

     4. Covenant Not to Sue. Hoye, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Hoye will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

     5. Indemnification. Hoye will fully indemnify the Company and its shareholders, members, managers, officers, directors, employees and independent contractors against and will hold its shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Release and the conduct of Hoye hereunder, including without limitation any material breach or failure to comply with any or all of the provisions of this Release.

     6. No Disparaging, Untrue Or Misleading Statements. From and after July 3, 2001, Hoye represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Company or its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company's behalf). Hoye acknowledges that his continuing entitlement to payments and benefits under Paragraph 2 of the Release shall be conditioned upon his continuing compliance with Paragraphs 6, 7, 10(a) and 13 of the Release and any violation of Paragraphs 6, 7, 10(a) or 13 by Hoye shall terminate the Company's obligation to continue to make payments and provide benefits under Paragraph 2.

     7.   Protective Agreement.

          (a) Hoye agrees that he will not, for any reason whatsoever, whether voluntarily or involuntarily, use for himself or disclose to any person any "Confidential Information" of the Company acquired by Hoye during his relationship with the Company, its predecessors, or any entity which has been acquired by, or merged into, the Company. Confidential Information includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier or other information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of the Company; (c) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (d) any other information, written, oral or electronic, which pertains to the Company's affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in Hoye's possession prior to the date of his original employment with the Company, its predecessors, or any entity which has been acquired by, or merged into, the Company, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company. Hoye further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 7(a).

          (b) Except on behalf of the Company, Hoye agrees that he will not, at any time prior to June 30, 2003, directly or indirectly:

               (1) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person or entity, the services of any person who is a current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company's current employees (or any individual who was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any current employee (or any individual who was an employee of the Company during the year preceding such hire) of the Company into employment with him or any other person or entity; or

               (2) become associated, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, agent, consultant or in any other capacity, in any business activities of any franchise, cooperative or wholesale company with a core business in the hardware industry with sales in excess of $1,000,000,000.

          (c) It is agreed that breach of this Paragraph 7 will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach or threatened breach, will be inadequate and, accordingly, in addition to such other remedies as may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a temporary and permanent injunction, without the necessity of the Company posting bond and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of this Paragraph 7, including, but not limited to, any injunction restraining the breaching party from disclosing, in whole or part, any Confidential Information. In addition to, but not in lieu of, the remedies contained herein, the Company and Hoye agree that for purposes of this Release, damages will be difficult to assess and, in recognition thereof, Hoye shall pay and the Company shall accept as liquidated damages, and not as a penalty, the sum of $50,000. Hoye will pay all of the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing this Paragraph 7.

     8. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

     9. Waiver. A waiver by the Company of a breach of any provision of this Release by Hoye shall not operate or be construed as a waiver or estoppel of any subsequent breach by Hoye. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

     10.  Miscellaneous Provisions.

          (a) Hoye agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release's terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family. Hoye agrees and acknowledges that he will make no announcement about his resignation or about the affairs of the Company, which is in any manner inconsistent with the terms of this Release, and further agrees and acknowledges that any press or other written, oral or electronic public releases, or statements concerning his resignation or about the affairs of the Company shall be issued by the Company only. The foregoing notwithstanding, Hoye shall not be prohibited from recounting his professional accomplishments while employed by the Company for the sole purpose of obtaining future employment.

          (b) Hoye represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Release, has knowingly and voluntarily entered into this Release freely and without coercion, and acknowledges that on August 21, 2001, the Company advised him to consult with an attorney prior to executing this Release and further advised him that he had twenty-one (21) days (until September 11, 2001) within which to consider this Release. Hoye is voluntarily entering into this Release and neither the Company nor its agents, representatives, or attorneys made any representations concerning the terms or effects of this Release other than those contained in the Release itself.

          (c) Hoye acknowledges that he has seven (7) days from the date this Release is executed in which to revoke his acceptance of this Release, and this Release will not be effective or enforceable until such seven (7)-day period has expired.

     11. Complete Agreement. This Release sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Hoye's employment with the Company or the termination of Hoye's employment with the Company.

     12. Reimbursement. If Hoye or his heirs, executors, administrators, successors or assigns (a) in the sole discretion of the Board, breaches Paragraphs 6, 7, 10(a) or 13 of this Release, or (b) attempts to challenge the enforceability of this Release, or (c) files a charge of discrimination, a lawsuit, or a claim of any kind for any matter released herein, all further payments and benefits owed under Paragraph 2 of the Release shall terminate and Hoye or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company all payments made to him or them under Paragraph 2 of this Release (except for $10,000, which represents the consideration received by Hoye in exchange for the release and waiver of rights or claims under the Age Discrimination in Employment Act of 1967, as amended), and to indemnify and hold harmless the Company from and against all liability, costs and expenses, including attorneys' fees, arising out of said breach, challenge or action by Hoye, his heirs, executors, administrators, successors or assigns.

     13. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the "LEGAL MATTERS") involving the Company, or any of its current or former officers, employees or Board members (collectively, the "DISPUTING PARTIES" or, individually, a "DISPUTING PARTY"), Hoye agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a Disputing Party, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the sole judgment of the Company, be reasonably requested. The Company agrees to make reasonable efforts to accommodate Hoye's schedule in requesting his services under this Paragraph 13. The Company further agrees to reimburse Hoye's reasonable out of pocket expenses incurred in complying with the terms of this Paragraph 13. If the total number of hours of service required to be performed by Hoye at the request of a Disputing Party under this Paragraph 13 exceeds one hundred (100), Hoye shall be compensated at the rate of $200 per hour for each hour in excess of one hundred upon submission of an itemized statement of services rendered.

     14. Arbitration. Any controversy, claim or dispute between the parties relating to Release or Hoye's employment or termination of employment, whether or not the controversy, claim or dispute arises under this Release (other than any controversy or claim arising under Paragraph 7), shall be resolved by arbitration in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes ("Rules") of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the County of Cook, State of Illinois. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Paragraph 7 of the Release (for which Paragraph 18 shall provide the exclusive venue), (c) to change or modify any provision of this Release, or (d) to award punitive damages or any other damages not measured by the prevailing party's actual damages and may not make any ruling, finding or award that does not conform to this Release. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (1/2) of the costs of the arbitrator.

     15. Amendment. This Release may not be altered, amended, or modified except in writing signed by both Hoye and the Company.

     16. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

     17. Notice. All notices, request, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient, as set forth below:

     To the Company:     TruServ Corporation
                         8600 W. Bryn Mawr Avenue
                         Chicago, IL 60631-3505
                         Attn: Robert Ostrov
                         Senior Vice President, Chief Administrative Officer and
                         General Counsel

     To the Employee:    Donald J. Hoye


     18. Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, as to Paragraph 7, Hoye agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. Hoye further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraph 7 of this Release shall be in a state or federal court, of competent subject matter jurisdiction situated in Cook County, Illinois. In addition, Hoye waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.

     19. Headings. The headings in this Release are inserted for convenience only and are not to be considered a constriction of the provisions hereof.



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
     20. Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

     PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

     IN WITNESS WHEREOF, Hoye and the Company have voluntarily signed this Termination Agreement and General Release consisting of nine (9) pages on the date set forth above.


TruServ Corporation

By: /s/ ROBERT OSTROV
   -----------------------------------
Its: Senior Vice President                         /s/ DONALD J. HOYE
    ----------------------------------             -----------------------------
                                                   Donald J. Hoye



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